SCHEDULE 14C INFORMATION
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MERCER FUNDS
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mercer FUNDS

Mercer US Large Cap Equity Fund

99 High Street

Boston, Massachusetts 02110

September 26, 2019

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer US Large Cap Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust (“Macquarie”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Macquarie (the “Macquarie Subadvisory Agreement”).

The Advisor recommended the appointment of Macquarie to replace AJO, LP (“AJO”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Macquarie has taken over the management duties of the Fund’s portfolio assets previously allocated to AJO. Macquarie began managing its allocated portion of the Fund’s investment portfolio on or about July 1, 2019.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Macquarie and the Macquarie Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Macquarie Subadvisory Agreement.

Sincerely,

Richard S. Joseph, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer US Large Cap Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Large Cap Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust (“Macquarie”). In connection with the hiring of Macquarie, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Macquarie (the “Macquarie Subadvisory Agreement”). The Advisor recommended the appointment of Macquarie to replace AJO, LP (“AJO”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Macquarie has taken over the management duties of the Fund’s portfolio assets previously allocated to AJO. Macquarie began managing its allocated portion of the Fund’s investment portfolio on or about July 1, 2019.

The hiring of Macquarie, and the Macquarie Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about September 27, 2019 to shareholders of record of the Fund as of June 30, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on June 17-18, 2019 (the “Meeting”): (i) appointed Macquarie to serve as a subadvisor to the Fund, and (ii) approved the Macquarie Subadvisory Agreement between the Advisor, on behalf of the Fund, and Macquarie. Macquarie is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Macquarie is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Macquarie as a subadvisor to the Fund, or from the implementation of the Macquarie Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Macquarie and the Macquarie Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objectives, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of assets up to $750 million, 0.51% of assets in excess of $750 million up to $1 billion and 0.46% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor received advisory fees of $2,292,322 from the Fund for the fiscal year ended March 31, 2019. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2019 was $1,174,124, representing 0.27% of the Fund’s average net assets during that period. The aggregate compensation that would have been paid by the Advisor to all subadvisors to the Fund during the fiscal year ended March 31, 2019, taking into account the replacement of AJO by Macquarie, is $1,108,783, representing 0.26% of the Fund’s average net assets during that period. The Fund did not make any payments to any affiliated person of Macquarie during the fiscal year ended March 31, 2019.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as Vice President and Head of US Delegated Solutions for the Advisor; Stephen Gouthro serves as Vice President, Treasurer and Chief Financial Officer of the Trust and as a partner of the Advisor and U.S. Chief Operating Officer for the Advisor’s U.S. Business Solutions Group; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and as a partner and Global GBS Wealth Chief Operating Officer of the Advisor; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Senior Legal Counsel-Investments for the Advisor; Jennifer La Belle serves as Vice President and Assistant Treasurer of the Trust and as a Principal for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; Alec Rapaport serves as Vice President of the Trust and as Vice President and Portfolio Manager for the Advisor; and Jennifer Mortimer serves as Interim Chief Compliance Officer of the Trust and as Interim Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Macquarie.

DELAWARE INVESTMENTS FUND ADVISERS, A SERIES OF MACQUARIE INVESTMENT MANAGEMENT BUSINESS TRUST

Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust (“Macquarie”) is located at 2005 Market Street, Philadelphia, PA 19103. Macquarie, a Delaware statutory trust, is a subsidiary of Macquarie Management Holdings, Inc. and is subject to the ultimate control of Macquarie Group Limited. Macquarie is registered as an investment adviser under the Advisers Act. The Macquarie Subadvisory Agreement is dated July 1, 2019.

Macquarie was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Macquarie is not affiliated with the Advisor, and Macquarie discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, Macquarie is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Macquarie as a subadvisor to the Fund, or from the implementation of the Macquarie Subadvisory Agreement. The fees paid by the Advisor to Macquarie depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Macquarie serves as investment adviser or subadvisor for the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective.

Comparable Account or Fund	Assets under management by MIM (as of 3/31/2019) in thousands unless otherwise noted	Contractual Fee (including breakpoints)	Explanation of Differences Between Fees
Mutual Fund	In excess of $110,000	0.55%	Please see disclosure below

Mutual Fund	In excess of $14.3 billion	0.65% on the first $500 million, 0.60% from $500 million to $1 billion, 0.55% from $1 billion to $2.5 billion, 0.50% on assets over $2.5 billion	Please see disclosure below

Mutual Fund	In excess of $775,000	0.65% on the first $500 million, 0.60% on next $500 million, 0.55% on next $1.5 billion, 0.50% on assets over of $2.5 billion	Please see disclosure below

Sub-Advised Mutual Fund	In excess of $70,000	0.30% on first $50 million, 0.25% on next $50 million, and 0.20% on assets over $100 million	Please see disclosure below

Sub-Advised Mutual Fund	In excess of $250,000	0.40% on first $400 million, 0.36% on next $400 million, 0.324% on next $400 million, 0.292% on assets over $1.2 billion	Please see disclosure below

Sub-Advised Mutual Fund	In excess of $240,000	0.30%	Please see disclosure below

Sub-Advised Mutual Fund	In excess of $540,000	0.70% on first $25 million, 0.50% on next $25 million, 0.40% on next $50 million, 0.30% on next $100 million, 0.20% assets over $200 million	Please see disclosure below

Disclosure:

Macquarie advises its own mutual funds (performs all functions) and sub-advises assets for various firms. The varying fees reflect the types of accounts Macquarie manages and the level of services performed. There are several factors contributing to the differences in fees. Some of these factors include whether or not Macquarie is handling the administration of the funds, including striking of the NAV, board reporting and regulatory filing. Additional differences arise when there are capacity constraints on mandates and if a client has other accounts with Macquarie

The names and principal occupations of the principal executive officers of Macquarie are listed below. The address of each principal executive officer, as it relates to the person’s position with Macquarie, is 2005 Market Street, Philadelphia, PA 19103.

Name	Principal Occupation

Shawn K. Lytle	President

Roger A. Early	Executive Vice President/Executive Director, Chief Investment Officer of U.S.

John Leonard	Executive Vice President/Global Chair of Equities

David F. Connor	Senior Vice President/General Counsel/Secretary

Brian L. Murray, Jr.	Senior Vice President and Global Chief Compliance Officer

Richard Salus	Senior Vice President and Global Head of Fund Administration

Michael F. Capuzzi	U.S. Chief Operations Officer

THE MACQUARIE SUBADVISORY AGREEMENT

The Macquarie Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Macquarie Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Macquarie Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Macquarie Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Macquarie Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Macquarie, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The Macquarie Subadvisory Agreement provides that Macquarie, among other duties, will make all investment decisions for Macquarie’s allocated portion of the Fund’s investment portfolio. Macquarie, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Macquarie’s allocated portion of the Fund’s assets.

The Macquarie Subadvisory Agreement provides for Macquarie to be compensated based on the average daily net assets of the Fund allocated to Macquarie. Macquarie is compensated from the fees that the Advisor receives from the Fund. Macquarie generally will pay all expenses it incurs in connection with its activities under the Macquarie Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Macquarie Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Macquarie, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of Macquarie to serve as a subadvisor to the Fund. In considering the approval of the Macquarie Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and Macquarie that included, as to Macquarie and the Fund: (i) the Macquarie Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Macquarie for the Board’s approval, and the Advisor’s rationale for recommending that Macquarie be appointed as a subadvisor to the Fund; (iii) the nature, extent, and quality of the services that Macquarie proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Macquarie; (v) Macquarie’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Macquarie for its services to the Fund, and the fees charged to other accounts that Macquarie manages; (vii) a summary of the compliance program applicable to Macquarie; (viii) information regarding the historical performance returns of Macquarie in managing the investment mandate it would employ for the Fund and a comparison of such performance to a relevant index; and (ix) the financial condition of Macquarie.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Macquarie. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Macquarie, including: the nature, extent, and quality of the services to be provided to the Fund by Macquarie; Macquarie’s management style and investment decision-making process; Macquarie’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Macquarie’s portfolio management team; and Macquarie’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Macquarie, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Macquarie. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Macquarie to the Fund. The Independent Trustees discussed the specific investment management process that Macquarie indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Macquarie), the qualifications of Macquarie’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Macquarie would be managing, and the performance record of Macquarie as compared to a relevant index. The Independent Trustees considered Macquarie’s infrastructure and resources, and whether Macquarie’s organization appeared to support Macquarie’s strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to Macquarie, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Macquarie. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of Macquarie’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Macquarie, as well as Macquarie’s ability to render such services based on Macquarie’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Macquarie would manage.

(b) Comparison of the services to be rendered and fees to be paid to Macquarie under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by Macquarie and evaluated the compensation to be paid to Macquarie by the Advisor for those services. The Independent Trustees noted that the services that Macquarie would furnish to the Fund appeared to be comparable to the services that Macquarie currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Macquarie by the Advisor in light of the fees that were charged by Macquarie to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Macquarie were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend Macquarie to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Macquarie for its services to the Fund were fair and reasonable.

The Independent Trustees considered that the subadvisory fees of Macquarie would indirectly be borne by the Fund and its shareholders. The Independent Trustees further considered that the proposed subadvisory fees to be charged by Macquarie were lower than the subadvisory fees charged by AJO. The Independent Trustees considered that these cost savings would accrue to the Fund, given the Advisor’s contractual agreement, which is applicable to the Fund and is effective through at least July 31, 2020, to waive any portion of its management fee that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Funds’ subadvisors (the “Fee Waiver Agreement”). Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to Macquarie with respect to the assets of the Fund to be allocated to Macquarie was supported by the services that were expected to be provided by

Macquarie to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Macquarie from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees considered the expected impact of the fees to be paid by the Advisor to Macquarie on the Fund’s overall operating expenses, given the Fee Waiver Agreement. In addition, since the fees to be paid to Macquarie were the result of arm’s-length bargaining between unaffiliated parties, the relevance of Macquarie’s potential profitability was considered by the Independent Trustees in that context. The Independent Trustees also took note of the Advisor’s explanation that the recommended appointment of Macquarie was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and the Independent Trustees considered that the Advisor was not realizing a direct profit from the investment advisory services that it provides to the Fund as a result of the Fee Waiver Agreement.

On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by Macquarie and the proposed fees to be paid to Macquarie by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Macquarie as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Macquarie to the Fund.

(c) Investment performance of the Fund and Macquarie. Because Macquarie was a newly proposed subadvisor to the Fund, the Independent Trustees could not consider Macquarie’s investment performance in managing the Fund as a factor in evaluating the Macquarie Subadvisory Agreement. However, the Independent Trustees reviewed Macquarie’s historical performance record managing the investment mandate it would employ for the Fund as compared to a relevant index and concluded that Macquarie’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Macquarie Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend Macquarie be appointed as a subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Macquarie was supported by the services that were expected to be provided to the Fund and approval of the proposed Macquarie Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Macquarie Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Advisor, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class, Class I and Class Y-2 share classes were not offered during the fiscal year ended March 31, 2019, and as a result the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2019, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2019, the Fund had 43,029,459.03 total shares outstanding. Mercer Collective Trust: Mercer US Large Cap Equity Portfolio held 39,158,251.61 shares and Mercer Global Investments - FBO Mercer Canada US Large Cap Growth Fund held 2,781,516.91 shares, representing 91.00% and 6.46% of the Fund’s total shares outstanding, respectively.

As of June 30, 2019, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, http://www.delegated-solutions.mercer.com/us.html.

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